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                                   EXHIBIT 8.2

                         [ANDREWS KURTH LLP LETTERHEAD]


                                                       Supplemental Tax Opinion
                                January 27, 2004

First Horizon Asset Securities Inc.
4000 Horizon Way
Irving, Texas 75063

         Re:      First Horizon Asset Securities Inc.
                  Mortgage Pass-Through Certificates,
                  Series 2004-1

Ladies and Gentlemen:

         We have acted as counsel to First Horizon Asset Securities Inc., a Delaware corporation (the "Company"), in connection with the issuance and sale by the Company of (a) its Class I-A-1, Class I-A-2, Class I-A-3, Class I-A-4, Class I-A-5, Class I-A-6, Class I-A-7, Class I-A-RU, Class I-A-RL and Class II-A-1 Mortgage Pass-Through Certificates, Series 2004-1 (the "Deutsche Bank Certificates") to Deutsche Bank Securities Inc. ("Deutsche Bank") pursuant to an underwriting agreement dated as of January 27, 2004 (the "Deutsche Bank Underwriting Agreement"), as supplemented by a terms agreement thereto dated as of even date therwith, each by and among First Horizon Home Loan Corporation, a Kansas corporation ("First Horizon"), the Company and Deutsche Bank, (b) its Class B-1, Class B-2 and Class B-3 Mortgage Pass-Through Certificates, Series 2004-1 (the "Goldman Sachs Publicly-Offered Certificates" and, together with the Deutsche Bank Certificates, the "Publicly-Offered Certificates") to Goldman, Sachs & Co. ("Goldman Sachs") pursuant to an underwriting agreement dated as of September 25, 2003 (the "Goldman Sachs Underwriting Agreement" and, together with the Deutsch Bank Underwriting Agreement, the "Underwriting Agreements"), as supplemented by a terms agreement thereto dated as of January 27, 2004, each by and among First Horizon, the Company and Goldman Sachs, and (c) its Class B-4, Class B-5 and Class B-6 Mortgage Pass-Through Certificates, Series 2004-1 (the "Privately-Offered Certificates") to Goldman Sachs (in such capacity, the "Initial Purchaser") pursuant to a purchase agreement dated as of September 25, 2003 (the "Purchase Agreement"), as supplemented by a terms agreement thereto dated as of January 27, 2004, each by and among First Horizon, the Company and the Initial Purchaser. The Publicly-Offered Certificates and the Privately-Offered Certificates are referred to herein collectively as the "Certificates."

         The Certificates will be created pursuant to a pooling and servicing agreement dated as of January 1, 2004 (the "Pooling and Servicing Agreement"), by and among the Company, as Depositor, First Horizon, as Master Servicer, and The Bank of New York, as Trustee, and the Certificates will evidence the entire beneficial ownership interest in a trust fund, the assets of which will consist primarily of first lien, single family residential mortgage loans. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Underwriting Agreements or the Pooling and Servicing Agreement, as the case may be.





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First Horizon Asset Securities Inc.
January 27, 2004
Page 2


         The Publicly-Offered Certificates have been registered by means of a Registration Statement of the Company on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), under File No. 333-110100 which Registration Statement was declared effective by the Securities and Exchange Commission on November 10, 2003 (such Registration Statement herein called the "Registration Statement"). We have participated in the preparation of the Registration Statement with respect to the Publicly-Offered Certificates and the Prospectus dated October 30, 2003 (the "Base Prospectus"), and the related Prospectus Supplement dated January 27, 2004 (the "Prospectus Supplement"), which Base Prospectus and Prospectus Supplement will be filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424 under the Securities Act (the Base Prospectus and the Prospectus Supplement, collectively, the "Prospectus").

         In connection with the foregoing, we have examined the originals or copies, certified or otherwise authenticated to our satisfaction, of the Registration Statement, the Prospectus and of such other instruments and documents as we have deemed necessary to review as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents submitted as copies.

         Based upon the foregoing and in reliance thereon, we are of the opinion that:

         Assuming (1) an election will be properly made to treat the assets of the Lower REMIC (as defined in the Pooling and Servicing Agreement) as a "real estate mortgage investment conduit" (REMIC) for federal income tax purposes, and an election will be properly made to treat the assets of the Upper REMIC (as defined in the Pooling and Servicing Agreement) as a REMIC for federal income tax purposes, (2) compliance with all provisions of the Pooling and Servicing Agreement, and (3) continuing compliance with the applicable provisions of the Internal Revenue Code of 1986 (the "Code") as it may be amended from time to time and any applicable Treasury regulations adopted thereunder, the Lower REMIC and the Upper REMIC will each qualify as a REMIC within the meaning of Section 860D of the Code, each of the Certificates, other than the Class I-A-RU and Class I-A-RL Certificates, issued pursuant to the Pooling and Servicing Agreement will represent a "regular interest" in a REMIC within the meaning of
Section 860G(a)(1) of the Code and the Class I-A-RU and Class I-A-RL Certificates will represent the sole "residual interest" in the Upper REMIC and Lower REMIC, respectively, within the meaning of Section 860G(a)(2) of the Code.

         Our opinion is based upon our interpretations of current law, including court authority and existing final and temporary Treasury regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein. This opinion letter is limited to the matters set forth herein, and no opinion is intended to be implied or may be inferred beyond that expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matters addressed therein will be properly presented to the applicable court. We

                                   EXH. 8.2-2




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First Horizon Asset Securities Inc.
January 27, 2004
Page 3

must note that our opinion represents merely our best legal judgment on the matter presented and that others may disagree with our conclusion. Our opinion is not binding on the Internal Revenue Service or any court and there can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated. In the event any one of the statements, representations or assumptions we have relied upon to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

         We consent to the use and incorporation by reference of this opinion in the Registration Statement. In giving such consent we do not imply or admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

         We express no opinion as to the laws of any jurisdiction other than the laws of the United States.

                                           Respectfully submitted,

                                           /s/ Andrews Kurth LLP
TRP; TWF; MCF



                                   EXH. 8.2-3